Exhibit 99.1

CONFIDENTIAL

NEWS RELEASE

BIOHAVEN AND ROYALTY PHARMA ANNOUNCE ROYALTY FUNDING AND STOCK

PURCHASE AGREEMENTS TOTALING $150 MILLION

•                  Royalty Pharma acquires approximately 2% royalty rights on global annual net sales of rimegepant and BHV-3500 from Biohaven for $100 million

•                  Royalty participation rate subject to reduction to 1.50% on global annual net sales exceeding $1.5 billion

•                  Royalty Pharma agrees to acquire 1,111,111 Biohaven common shares for $50 million, at a price of $45.00 per share, representing an approximately 19% premium over the 15-day volume-weighted average price

NEW HAVEN, Connecticut and NEW YORK, New York, June 18, 2018 /PRNewswire/ — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) (“Biohaven” or the “Company”) and Royalty Pharma announced today that Biohaven has sold tiered, sales-based participation rights on future global net sales of products containing rimegepant (BHV-3000) or BHV-3500 and certain derivative compounds thereof to Royalty Pharma for $100 million. Royalty Pharma has also agreed to purchase $50.0 million in common shares of Biohaven, at a price of $45.00 per share, representing an approximately 19% premium over the 15-day volume-weighted average price through June 15, 2018.

This total of $150 million funding, in addition to current cash on hand, provides Biohaven the resources to support the Company’s rimegepant development program through NDA filing, progression of BHV-3500 into Phase 2, advancement of the glutamate modulator platform, and further development of the Company’s earlier pipeline and clinical infrastructure. The participation rate commences at 2.10 percent on global annual net sales of products up to and equal to $1.5 billion, declining to 1.50 percent on global annual net sales of products exceeding $1.5 billion. These transactions are expected to provide sufficient cash to fund operations through the end of 2019.

Vlad Coric, M.D., Chief Executive Officer of Biohaven, commented, “Royalty Pharma has established itself as an industry leader in investing in late stage biopharmaceutical products. This transaction will allow us to fully fund Biohaven’s current pipeline portfolio through the end of 2019 and demonstrates the value of our late-stage CGRP-receptor antagonist products in migraine.” Dr. Coric added, “We are excited that Royalty Pharma will be joining as investors in Biohaven and look forward to their participation as we continue to advance our product development candidates into the clinic with the goal of bringing new novel treatments to patients in areas of high unmet need.”

“We are delighted to invest in these groundbreaking products for the treatment of migraines,” remarked Pablo Legorreta, Founder & Chief Executive Officer of Royalty Pharma.  “Today, millions of migraineurs get little or no benefit from existing therapies and no new treatments have been approved in acute migraine for over a decade. We believe oral CGRP inhibitors such as rimegepant and BHV-3500 have the potential to bring relief to millions with both acute and chronic forms of migraine and to achieve blockbuster status,” Mr. Legorreta added.

Sullivan & Cromwell LLP served as legal advisor to Biohaven and Goodwin Procter LLP and Jones Day acted as legal advisors to Royalty Pharma on the transactions.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist and glutamate modulator platforms. The Company’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.

About Royalty Pharma

Founded in 1996, Royalty Pharma is the industry leader in acquiring revenue-producing intellectual property, with over $15 billion in royalty assets. Royalty Pharma funds innovation in life sciences both directly and indirectly: directly when it partners with life sciences companies to co-develop and co-fund products in late-stage clinical trials, and indirectly when it acquires existing royalty interests from the original innovators (academic institutions, research hospitals, foundations and inventors). The company’s portfolio includes royalty interests in over 40 approved products including AbbVie’s Humira, AbbVie and J&J’s Imbruvica, Biogen’s Tecfidera and Tysabri, Vertex’s Kalydeco and Orkambi, J&J’s Remicade, Merck’s Januvia, Gilead’s Atripla and Truvada, Pfizer’s Lyrica, and Astellas and Pfizer’s Xtandi. Royalty Pharma is also a leading investor in pre-approval royalties, having committed over $850 million to direct R&D funding in exchange for royalties, and having invested over $4 billion in royalties on pre-approval products since 2011.

Biohaven’s Cautionary Note Regarding Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including statements regarding the expected commencement and completion of clinical trials and the availability of data from those trials, statements regarding the timing of expected regulatory submissions and statements regarding the Company’s plans and objectives and expectations and assumptions of management, are forward-looking statements. The use of certain words, including the words “estimate,” “intend,” “expect,” “believe,” “anticipate,” “will, “potential,” “plan,” “could,” “may” and similar expressions are intended to identify forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements including risks and uncertainties related to the timing of initiating, enrolling and completing clinical trials; the commencement or completion of enrollment in any clinical trial does not guarantee the continuation or successful outcome of the trial, or the acceptance by the FDA of a regulatory package for the drug candidate being tested; the submission of an IND does not guarantee that the FDA will permit clinical trials to begin; and those factors described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission on May 15, 2018. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Biohaven Contact:

For further information, contact Dr. Vlad Coric, the Chief Executive Officer,

at Vlad.Coric@biohavenpharma.com.

Royalty Pharma Contact:

Alexander v. Perfall

Vice President, Investor Relations & Public Affairs

(212) 883-2298

APerfall@royaltypharma.com